Exhibit 99.1

Prentiss Properties Trust	FOR FURTHER INFORMATION:
3890 West Northwest Hwy., Suite 400	Thomas F. August
Dallas, TX 75220	President & Chief Executive Officer
www.prentissproperties.com	(214) 654-0886
NYSE: PP

July 19, 2005

PRENTISS PROPERTIES REPORTS RESULTS OF OPERATIONS FOR SECOND

QUARTER 2005

Dallas, July 19, 2005 — Prentiss Properties Trust (NYSE: PP), a real estate investment trust (REIT) which focuses on office property ownership and development in select markets, today announced results for the second quarter of 2005. The following summarizes the results for the quarter ended June 30, 2005:

•	For the second quarter 2005, the Company reported net income of $9.3 million, or $0.16 per common share (diluted), compared to net income of $18.8 million, or $0.37 per common share (diluted) for the second quarter of 2004.

•	For the second quarter 2005, FFO totaled $34.6 million compared to FFO of $32.5 million for the second quarter of 2004. Adjusted FFO for the second quarter 2005, totaled $36.8 million or $0.73 per common share (diluted) compared to Adjusted FFO of $37.8 million, or $0.76 per common share (diluted) for the second quarter of 2004.

•	As of June 30, 2005 the Company’s overall portfolio was 89.5 percent leased versus 88.9 percent at the end of the first quarter of 2005 and 90.6 percent at the end of the second quarter of 2004. As of June 30, 2005 the Company’s office portfolio was 89.1 percent leased versus 88.4 percent at the end of the first quarter of 2005 and 89.5 percent at the end of the second quarter of 2004.

•	On May 2, 2005 the Company closed its acquisition of the remaining 75% interest in Tyson’s International Partners. Tyson’s International Partners owned 1676 International Dr. and 8260 Greensboro Dr., both located in Tyson’s Corner, Virginia. The Company now owns 100% of these properties and on July 14, 2005 closed a 10-year $100 million non-recourse mortgage secured by these assets. The loan has a fixed interest rate of 4.84%.

•	On May 26, 2005 the Company closed the sale of an additional $25.8 million of subordinated debentures. The debentures are subordinate to the Company’s other debt holders and have an interest rate of 1.25% over LIBOR and a term of 30 years.

•	On July 14, 2005 the Company through Prentiss Office Investors (its consolidated joint venture with ABP), purchased 1333 Broadway for $39.4 million. This project is located in the City Center submarket of the Oakland, California CBD and is a 238,394 square foot office building adjacent to the City Center BART stop. It is currently 98% leased.

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

Chicago Asset Sale

The Company is reviewing offers for the sale of all of the assets in its Midwest Region. Holliday Fenoglio Fowler, L.P. has been retained as broker and is continuing to market the properties for sale.

The Company’s Chicago portfolio consists of 16 office properties containing 2.2 million of owned square feet and 4 industrial properties containing 700,000 owned square feet (net of partner’s share of square feet). Additionally the Company has one office property in Detroit, Michigan, a 100% owned property containing 242,000 square feet, which is also being marketed for sale in this transaction.

Regarding the sale, Tom August, President and CEO, said: “We are pleased with the initial rounds of offers and pricing should be comfortably within the range we have previously discussed.” Further details regarding the sale will be discussed on the Company’s earnings call tomorrow.

Acquisitions and Development

1333 Broadway

On July 14, 2005 the Company acquired through Prentiss Office Investors (its consolidated joint venture with ABP) the 1333 Broadway office building located in the City Center submarket of the Oakland CBD. The building is a 10-story, 238,394 square foot office building located adjacent to the City Center BART station. The building is currently 98% leased. Major tenants include Providian Bancorp, URS, Alameda County, Zions First National Bank, Gap and Citibank. As part of the transaction the venture has budgeted a substantial capital investment during the first 2-3 years which should upgrade the property considerably. Dan Cushing, Managing Director of the Northern California region commented: “This is a great opportunity to implement a well focused capital improvement program and make an average building in a superior location into a great property.”

As a part of the transaction the venture assumed a $25 million non-recourse mortgage with a 5.175% interest rate and a remaining five-year term.

Tyson’s International Partnership Purchase

On May 2, 2005 the Company closed its purchase of the remaining 75% partnership interest in Tyson’s International Partners. The partnership owned 1676 International Drive and 8260 Greensboro Drive, two class A office properties containing 460,000 square feet in Tyson’s Corner, Virginia. The Company acquired its previous 25% interest in these properties as part of the Brandywine Realty Trust asset swap transaction in 2001 and at that time began managing and leasing the properties as well. The Company increased its investment in these assets by approximately $103.2 million to acquire the additional 75% ownership.

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

Development Activity

During the second quarter of 2004, the Company began construction of High Bluff Ridge, a 158,000 net rentable square foot, Class A, office development in the northern San Diego suburb of Del Mar. The project is currently 65% leased and 70% committed, with approximately 80,000 square feet leased to Morrison & Foerster, LLP.

The Company is developing High Bluff Ridge through a joint venture with Southwind Construction, Inc. The Company is a 70% owner and the managing general partner.

Consolidated Financial Results

Second quarter 2005 revenues totaled $100.2 million compared to $90.6 million during the second quarter of 2004. For the second quarter 2005, the Company reported net income of $9.3 million, or $0.16 per common share (diluted), compared to $18.8 million, or $0.37 per common share (diluted), for the second quarter of 2004. Adjusted FFO totaled $36.8 million, or $0.73 per common share (diluted) for the second quarter 2005, compared to $37.8 million or $0.76 per common share (diluted) for the second quarter of 2004. Operating results were positively impacted by property acquisitions and negatively impacted by rental rate roll-downs, higher interest expense, and increased depreciation and amortization expense. Adjusted FFO includes an add-back of $2.2 million, representing the Company’s share of a debt prepayment penalty associated with the Tyson’s International Partners purchase and refinancing. For the quarter ended June 30, 2005, FFO which includes the loss related to the debt prepayment penalty, was $34.6 million compared to FFO, of $32.5 million for the quarter ended June 30, 2004 which included debt defeasance cost of $5.3 million.

FFO is a widely recognized measure of REIT operating performance. FFO is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that FFO is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, we believe that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operating performance of REITs. However, our FFO may not be comparable to FFO reported by other REITs that do not define FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FFO should be examined in conjunction with net income as presented in our consolidated financial statements. We believe that net income is the most directly comparable GAAP financial measure to FFO. FFO does not represent cash

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income or to cash flows as an indication of our performance or as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule to this press release.

FFO does not reflect depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. These are significant economic costs that could materially impact our results of operations.

Adjusted FFO is a non-GAAP financial measure that we define as FFO (defined above) excluding (adding back) impairment losses related to real estate and real estate related assets and debt losses related to real estate assets sold. We believe that our Adjusted FFO provides useful information to the investment community about our financial performance when compared to other REITs as it eliminates FFO differences caused by the timing and classification within the income statement of real estate and real estate debt related losses. However, our Adjusted FFO may not be comparable to FFO or Adjusted FFO reported by other REITs that do not define FFO or Adjusted FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Adjusted FFO should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto. We believe that net income is the most directly comparable GAAP financial measure to Adjusted FFO. Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Like FFO, our Adjusted FFO does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

Earnings guidance for 2005 will be discussed by management on the July 20, 2005 conference call. Instructions for accessing the conference call can be found in the Additional Information section of this press release.

Portfolio Performance

The Company’s office portfolio was 89.1 percent leased at the end of the second quarter 2005 versus 88.4 percent at the end of the first quarter 2005 and 89.5 percent at the end of the second quarter of 2004. The Company’s industrial portfolio was 92.5 percent leased at the end of the second quarter 2005 versus 92.6 percent at the end of the first quarter 2005 and 98.7 percent at the end of the second quarter of 2004.

The Company’s overall portfolio was 89.5 percent leased at the end of the second quarter 2005 versus 88.9 percent at the end of the first quarter 2005 and 90.6 percent at the end of the second quarter of 2004.

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

During the quarter, the Company signed office property renewals and new leases totaling 462,000 square feet and industrial property renewals and new leases totaling 218,000 square feet, for a total of 680,000 square feet of signed leases. The Company had lease expirations during the quarter of 568,000 square feet.

Average straight-line net rents on new and renewed office leases were 9 percent below those on expiring leases. Average straight net rents on new and renewed industrial leases exceeded expiring rents by 12 percent.

The Company’s largest lease executions during the quarter are as follows:

1)	Celanese Corporation signed a 214,851 square foot, 144 month renewal and expansion at Park West E1 and E2 in Dallas, Texas.

2)	Aspen Systems signed a 167,520 square foot, 68 month renewal at Research Office Center in Rockville, Maryland.

3)	Atheros Communications signed a new 87,329 square foot, 61 month lease at Great America Parkway in Santa Clara, California.

4)	RBC Dain Rauscher signed a 57,962 square foot, 72 month renewal at Cityplace in Dallas, Texas. RBC also terminated 45,803 square feet, but of this space 30,683 square feet of sublease spaces were taken direct and another 12,890 square feet are in active negotiations.

5)	General Atomics signed a 41,952 square foot, 24 month renewal at Via Del Campo in Carlsbad, California.

6)	World Travel Partners signed a 34,567 square foot, 73 month renewal at Park West C2 in Dallas, Texas.

7)	Ace Clearwater signed a 30,577 square foot, 60 month renewal at Pacific Gateway Center in Torrance, California.

8)	Kaiser Foundation Health Plan, Inc. signed a new 23,734 square foot, 60 month lease at 2101 Webster in Oakland, California.

9)	Bernstein Litowitz Berger & Grossman signed a new 21,888 square foot lease at High Bluff Ridge in Del Mar, California.

10)	NFP Insurance Services signed a 16,728 square foot, 61 month expansion at Cielo Center in Austin, Texas.

Lease expirations for office properties for the remainder of 2005 and calendar 2006 total 514,000 square feet and 1,688,000 square feet, respectively, which equates to 3 percent and 10 percent of the Company’s net rentable office square feet during those years.

Capital Markets and Financing

As of June 30, 2005, the Company’s market value of equity was $1.83 billion. Total Market Capitalization at June 30, 2005 was $3.21 billion, compared to a total asset book value of $2.43 billion (including a pro-rata share of unconsolidated and consolidated joint venture assets). As of June 30, 2005, Debt to Total Market Capitalization (market value equity plus

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

debt) stood at 42.9 percent compared to 42.5 percent as of March 31, 2005 and 41.4 percent as of June 30, 2004. The Company’s debt balance at June 30, 2005, including its share of unconsolidated and consolidated joint venture debt, was $1.38 billion. Of this amount, $753.1 million was fixed rate, non-recourse, long-term mortgages and fixed rate, recourse debt. The remaining $626.7 million was floating rate debt, of which $370.9 million was hedged as of the end of the second quarter of 2005.

On May 26, 2005 the Company sold $25.8 million of subordinated debentures through Prentiss Properties Capital Trust II, a trust for which JPMorgan Chase Bank, NA serves as trustee. The debentures are subordinate to the Company’s other debt holders and have an interest rate of 1.25% over LIBOR and a term of 30 years. The debentures are redeemable by the Company at face value any time after June 30, 2010, and prior to June 30, 2010 under certain circumstances at a premium. In addition to attractive pricing, the debentures provide maximum flexibility since they have no financial covenant maintenance requirements.

On May 4, 2005 Prentiss Office Investors closed a $30.9 million, 5-year, non-recourse mortgage secured by President’s Plaza in Herndon, Virginia. The mortgage has an interest rate of 1.15% over LIBOR.

On July 14, 2005 the Company closed on a $100.0 million refinancing of the Tyson’s Corner assets (1676 International Dr. and 8260 Greensboro Dr.) it purchased from Tyson’s International Partners. The Tyson’s Corner assets are two office buildings totaling 460,000 square feet in Tyson’s Corner, Virginia. This transaction locks in extremely favorable long term financing rates for the next 10 years on a non-recourse basis. The debt has an all in interest rate of 4.84% and is interest only for three years converting to amortizing (on a 30 year schedule) for the remaining seven years.

The Company expects to close a renewal and increase of its line of credit on July 22, 2005. Commitments have been received from all lenders and documentation for the renewal is being finalized. The amended line of credit is expected to be a $400 million facility with reduced pricing and a more flexible covenant structure. Later this month the Company also expects to close modifications to its $100 million and $75 million unsecured term loans which will conform pricing and terms consistent with the new line of credit.

During the second quarter of 2005, the Company’s weighted average cost of debt, including all costs related to hedge amortization, swap payments and unused commitment fees, was 6.07 percent. At June 30, 2005, excluding the Company’s line of credit, the weighted average maturity of debt was 6.3 years.

Dividends, Capital Expenditures and Funds Available for Distribution (FAD)

The Company declared a $0.56 regular quarterly dividend on June 8, 2005 to owners (shares and units) of record as of June 30, 2005 and paid the dividend on July 8, 2005. The annualized dividend of $2.24 per share represented a yield of 5.65 percent based on the

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

Monday, July 18, 2005 closing share price of $39.65. The FFO and FAD payout ratios for the quarter ended June 30, 2005 were 76.6 percent and 121.8 percent.

The Company spent $12.2 million in non-incremental capital expenditures during the quarter, of which $2.1 million represented capital improvements and repairs to the properties and $10.1 million represented costs paid with respect to leasing and tenant improvements.

For office leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $13.30, or $2.65 per square foot per year. These costs were based on 330,000 square feet of non-incremental office leases signed during the quarter.

For industrial leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement were 98 cents per square foot per year. These costs were based on 218,000 square feet of leases executed during the quarter.

Funds Available for Distribution (FAD) totaled approximately $23.1 million for the quarter ended June 30, 2005.

FAD is a non-GAAP financial measure that we define as Adjusted FFO (as defined above) less non-incremental capital expenditures, straight-line rent adjustments, rental income adjustments recognized in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141) and the amortization of financing costs. We believe that FAD is helpful to investors and our management as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing and investing activities, it provides investors with an indication of our ability to incur and service debt and to fund dividends and other cash needs. Our FAD may not be comparable to FAD reported by other REITs that do not define FAD exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FAD should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto.

We believe that net income is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FAD is attached as a schedule to this press release.

Additional Information

The Company will broadcast its second quarter 2005 earnings conference call on Wednesday, July 20, 2005. The conference call will begin at 10:00 AM CDT and will last for approximately one hour. Those interested in listening via the Internet can access the conference call at www.prentissproperties.com. Please go to the Company’s web site 15

Prentiss Properties Trust 2nd Quarter 2005 Earnings Release July 19, 2005

minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. Those interested in listening via the telephone can access the conference call at (303)-262-2140. A replay of the conference call will be available via phone through July 27, 2005 at (303) 590-3000, passcode #11033150 or via the Internet on the Company’s website. Additional information on Prentiss Properties Trust, including an archive of corporate press releases and conference calls, is available on the Company’s web site. The Company’s second quarter 2005 Supplemental Operating and Financial Data, which includes a reconciliation of GAAP to Non-GAAP financial measures, will be available on the Company’s web site at www.prentissproperties.com prior to the start of the conference call.

About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self-managed real estate investment trust (“REIT”). It owns interests in 135 operating properties with approximately 18.8 million square feet – 16.6 million of office properties and 2.2 million of industrial properties. The Company also has a 158,000 square foot development project in construction at this time. The Company, through various management subsidiaries, manages approximately 28 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.

With its headquarters in Dallas, Texas, Prentiss Properties focuses on the ownership of office properties in Metropolitan Washington D.C., Chicago, Dallas, Austin, Northern California and Southern California. It is a full service real estate company with in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intent,” “predict,” “project” and similar expressions as they relate to Prentiss Properties Trust or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no current intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Financial Tables to Follow

For more information on Prentiss Properties Trust,

visit the Company’s website at www.prentissproperties.com

Prentiss Properties Trust

Consolidated Statements of Income

(in thousands, except per share amounts)

	Six Months Ended		Three Months Ended
	6/30/2005	6/30/2004	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
Revenues:
Rental income	$191,746	$171,920	$96,707	$95,039	$93,897	$91,008	$87,622
Service business and other income	6,556	6,416	3,506	3,050	4,277	3,216	2,928

	198,302	178,336	100,213	98,089	98,174	94,224	90,550

Operating expenses:
Property operating and maintenance	51,275	43,392	25,230	26,045	25,604	22,685	22,015
Real estate taxes	21,715	19,116	10,856	10,859	10,894	9,396	9,780
General and administrative and personnel cost	6,572	5,370	3,689	2,883	3,010	3,423	2,785
Expenses of service business	5,547	4,115	2,892	2,655	3,213	2,670	2,466
Depreciation and amortization	50,782	43,751	26,223	24,559	24,393	24,171	22,467

	135,891	115,744	68,890	67,001	67,114	62,345	59,513

Other expenses:
Interest expense	37,595	33,024	19,720	17,875	17,433	17,580	16,825
Amortization of deferred financing costs	1,290	1,133	572	718	559	651	568
Income from continuing operations before equity in income of unconsolidated joint ventures, loss on securities, impairment and minority interests	23,526	28,435	11,031	12,495	13,068	13,648	13,644
Equity in income of unconsolidated joint ventures	(845)	1,174	(1,543)	698	639	616	596
Loss on investment in securities	—	(420)	—	—	—	—	(420)
Loss from impairment of mortgage loan	—	—	—	—	(2,900)	—	—
Minority interests	(692)	(2,163)	(187)	(505)	(258)	(323)	(563)

Income from continuing operations	21,989	27,026	9,301	12,688	10,549	13,941	13,257
Discontinued operations:
Income from discontinued operations including impairment losses	—	2,920	—	—	44	390	942
Gain/(loss) from disposition of discontinued operations	17	10,185	2	15	3,593	(1,821)	10,185
Loss from debt defeasance related to sale of real estate	—	(5,316)	—	—	—	—	(5,316)
Minority interest related to discontinued operations	—	(246)	—	—	(108)	44	(182)

	17	7,543	2	15	3,529	(1,387)	5,629
Income before gain/(loss) on sale of land	22,006	34,569	9,303	12,703	14,078	12,554	18,886
Gain/(loss) on sale of land	—	1,222	—	—	—	—	(94)

Net income	22,006	35,791	9,303	12,703	14,078	12,554	18,792
Preferred dividends	(4,226)	(5,826)	(2,113)	(2,113)	(2,113)	(2,113)	(2,113)

Net income applicable to common shareholders	$17,780	$29,965	$7,190	$10,590	$11,965	$10,441	$16,679

Net income per common share - basic	$0.40	$0.68	$0.16	$0.24	$0.27	$0.23	$0.38

Weighted average number of common shares outstanding - basic	44,893	43,906	44,902	44,884	44,799	44,691	44,386

Net income per common share - diluted	$0.39	$0.68	$0.16	$0.25	$0.27	$0.23	$0.37

Weighted average number of common shares and common share equivalents outstanding-diluted	45,116	44,094	45,122	45,109	45,024	44,882	44,527

Calculation of FFO and FAD

For Common Shares and Common Share Equivalents

(000s, except per share data)

Funds from Operations (FFO)	Six Months Ended		Three Months Ended
	6/30/2005	6/30/2004	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
Net income	$22,006	$35,791	$9,303	$12,703	$14,078	$12,554	$18,792
Adjustments:
Real estate depreciation and amortization (1)	50,452	46,767	26,045	24,407	24,294	24,368	23,785
Minority interests (2)	522	1,034	210	312	366	333	538
Minority interest share of depreciation and amortization	(3,009)	(2,124)	(1,578)	(1,431)	(1,377)	(1,181)	(1,303)
Pro rata share of joint venture depreciation and amortization	1,350	1,480	603	747	756	749	744
Issue costs of preferred units redeemed	—	(1,600)	—	—	—	—	—
(Gain)/loss on sale of real estate	(17)	(11,407)	(2)	(15)	(3,593)	1,821	(10,091)
FFO applicable to common and common equivalents	$71,304	$69,941	$34,581	$36,723	$34,524	$38,644	$32,465
Debt prepayment fee, impairment loss and debt defeasance related to real estate	2,208	5,316	2,208	—	2,900	—	5,316
Adjusted FFO applicable to common and common equivalents	$73,512	$75,257	$36,789	$36,723	$37,424	$38,644	$37,781
Weighted average common shares, units and common shares equivalents (diluted)	50,217	49,313	50,218	50,214	50,174	50,086	49,738
Adjusted FFO per weighted average shares outstanding (diluted)	$1.46	$1.53	$0.73	$0.73	$0.75	$0.77	$0.76

Funds Available for Distribution (FAD)

Adjusted FFO	$73,512	$75,257	$36,789	$36,723	$37,424	$38,644	$37,781
Adjustments:
Straight-line rent adjustment	(3,947)	(4,710)	(1,726)	(2,221)	(2,053)	(2,199)	(2,231)
FAS 141 adjustment	(472)	(246)	(317)	(155)	(162)	(344)	(256)
Amortization of deferred financing fees	1,303	1,161	614	689	544	646	582
Capital expenditures	(22,693)	(17,694)	(12,214)	(10,479)	(14,987)	(10,077)	(8,209)

FAD	$47,703	$53,768	$23,146	$24,557	$20,766	$26,670	$27,667
Weighted average common shares, units and common shares equivalents (diluted)	50,217	49,313	50,218	50,214	50,174	50,086	49,738
Dividend per share	$1.120	$1.120	$0.560	$0.560	$0.560	$0.560	$0.560
Total dividend declared	$56,359	$55,766	$28,196	$28,163	$28,096	$28,065	$28,032

Payout ratio of Adjusted FFO	76.67%	74.10%	76.64%	76.69%	75.07%	72.62%	74.20%
Payout ratio of FAD	118.15%	103.72%	121.82%	114.68%	135.30%	105.23%	101.32%

(1) - Excludes depreciation and amortization not related to real estate.

(2) - Represents the minority interest attributable to holders of common partnership units. The units are included in the share count.

Prentiss Properties Trust

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
Assets
Operating real estate:
Land	$369,160	$349,779	$341,321	$336,245	$345,089
Buildings and improvements	1,915,883	1,827,141	1,789,043	1,731,346	1,779,810
Less: accumulated depreciation	(257,923)	(245,518)	(234,007)	(224,748)	(221,575)

	2,027,120	1,931,402	1,896,357	1,842,843	1,903,324
Construction in progress	34,955	28,963	23,417	18,085	12,594
Land held for development	61,948	59,084	59,014	58,871	43,678
Deferred charges and other assets, net	287,405	269,015	260,283	236,392	233,238
Notes receivable, net	1,500	1,500	1,500	5,440	5,942
Receivables, net	61,272	55,910	55,772	54,841	51,030
Cash and cash equivalents	10,570	10,785	8,586	6,956	10,035
Escrowed cash	8,830	7,151	9,584	9,579	10,149
Investments in securities and insurance contracts	5,014	5,110	3,279	2,928	3,030
Investments in unconsolidated joint ventures	6,842	14,648	12,943	12,906	12,774
Interest rate hedges	3,286	7,242	2,804	2,107	5,099

Total assets	$2,508,742	$2,390,810	$2,333,539	$2,250,948	$2,290,893

Liabilities and Shareholders’ Equity
Liabilities:
Mortgages and notes payable	$1,393,100	$1,249,083	$1,191,911	$1,115,534	$1,103,992
Interest rate hedges	1,254	1,222	3,850	6,775	5,277
Accounts payable and other liabilities	100,395	89,059	105,304	93,255	82,706
Distributions payable	28,224	28,192	28,103	28,072	28,041

Total liabilities	1,522,973	1,367,556	1,329,168	1,243,636	1,220,016

Minority interest in operating partnership	23,440	24,613	24,990	26,790	27,738

Minority interest in real estate partnerships	44,905	62,029	35,792	30,858	77,843

Commitments and contingencies

Shareholders’ equity:
Preferred shares $.01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 48,444,049 and 48,268,845 (includes 3,269,444 and 3,286,957 in treasury) shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	484	484	483	481	480
Additional paid-in capital	1,026,708	1,024,545	1,020,917	1,017,744	1,014,116
Common shares in treasury, at cost, 3,269,444 and 3,286,957 shares at June 30, 2005 and December 31, 2004, respectively	(82,379)	(82,376)	(82,694)	(82,505)	(82,159)
Unearned compensation	(5,700)	(6,491)	(3,386)	(3,827)	(4,254)
Accumulated other comprehensive income	2,599	6,595	(302)	(4,061)	564
Retained earnings/(distributions in excess of earnings)	(124,288)	(106,145)	(91,429)	(78,168)	(63,451)

Total shareholders’ equity	917,424	936,612	943,589	949,664	965,296

Total liabilities and shareholders’ equity	$2,508,742	$2,390,810	$2,333,539	$2,250,948	$2,290,893